Exhibit 99.1

Willis Group Increases Stock Buyback Authorization

    NEW YORK--(BUSINESS WIRE)--Sept. 8, 2004--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, today announced that the Board of Directors approved an increase in the Company's existing common share buyback authorization from $300 million to $500 million.
    The buyback is an open-ended plan to purchase, from time to time in the open market or through negotiated trades with persons who are not affiliates of the Company, shares of the Company's common stock.
    To date in 2004, the Company has repurchased approximately $250 million of its common stock.
    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in some 80 countries, its global team of 14,500 Associates serves clients in some 180 countries. Additional information on Willis may be found on its web site www.willis.com.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, 212-837-0880
             calaiaroke@willis.com
                    or
             Media:
             Nicholas Jones, +44-20-7488-8190
             jonesnr@willis.com
                    or
             Dan Prince, 212-837-0806
             princeda@willis.com